                                                                   EXHIBIT 11.2

                         Caribiner International, Inc.
             Computation of Pro Forma Net Income Per Common Share
                      For the Three Months Ended June 30



                                                      1996               1995
    ---------         -----------

Weighted average common stock outstanding
     during the period (1)                         5,475,416          2,588,689
Conversion of Convertible Note into shares
     of Series A Preferred stock and the
     subsequent conversion of such shares
     into shares of common stock                   2,055,000          2,055,000
Conversion of all outstanding shares of
     Series A Preferred stock and Series B
     Preferred stock into shares of common stock   1,541,250          1,541,250
Exercise of warrants                                 534,505            534,505
Effect of exercise of warrants computed in
     accordance with the treasury stock method       (99,441)           (99,441)
   ----------         ----------
Total weighted average common stock
     outstanding during the period                 9,506,730          6,620,003
                                                  ==========         ==========
Income before taxes                               $6,770,685         $1,335,951
Plus: reduction in interest expense from the
     conversion of the Convertible Note                   --            471,224
                                                  ----------         ----------
Pro forma income before taxes                      6,770,685          1,807,175

Pro forma income tax expense                      (2,382,256)          (153,738)
                                                  ----------         ----------
Pro forma net income                              $4,388,429         $1,653,437
                                                  ==========         ==========
Pro forma net income per common share             $     0.46         $     0.25
                                                  ==========         ==========

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(1) Pursuant to the Securities and Exchange Commission Staff Accounting
Bulletin No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share during the twelve-month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.

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